SHAREHOLDERS AGREEMENT

         This Agreement is made on this 25th day of May, 2000, between:

         NetGuru Inc., a Company incorporated as a Delaware Corporation and having its Principal office at 22700, Savi Ranch Parkway, Yorba Linda, California 92887-4608, U.S.A. (hereinafter referred to as the Foreign Shareholders which expression shall unless contrary to the context hereof include its successors, legal representatives and permitted assigns) of the FIRST PART

         AND

         Mr. Anup Das son of Mr. Sasanka S. Das resident of GD 337, Salt Lake, Calcutta 700 091 for himself and on behalf of Ms. Panchami Sarkar of Flat No. 21A, Saptaparni, 5B/1, B.C. Road, Calcutta 700 019, Mr. Prasenjit Das of 15B, Sura East Road, Calcutta 700 010, Mr. Subhasis Nath of P.O. Vill. Hatiara, Calcutta 700 059, Mr. Prabir Kr. Sarkar of Flat No. 21A, Saptakarni, 5B/1, B.C. Road, Calcutta 700 019, Ms. Shila Bose of Courtpara, P.O. Ranaghat, Dist. Nadia, West Bengal, Mr. Chandrachur Niyogi of 129, Southern Avenue, Calcutta 700 029, Mr. Kalyan Niyogi of 129, Southern Avenue, Calcutta 700 029, Mrs. Ila Niyogi, 129 Southern Avenue, Calcutta 700 029, Mr. N K Agarwal of 36A Bentinck Street, Calcutta 700 069, Mrs. Sudha Agarwal of 36A Bentinck Street, Calcutta 700 069, Mr. Gurudas Sarkar of 67/6/1, College Road, Howrah 711 103, India, Mr. S B Sasmal of Village Shyamsundarpur, Ghusunia, P.O. Debra, Dist. Midnapore, India, Mr. Atal Das of Village Ashutia, Barh, PS Chandipur, Dist. Midnapore, West Bengal, India, Mr. Gopal Samanta of Village Lal Chandra Barch, PO Naba Anantapur, Sub Divn Contai, Dist. Midnapore, West Bengal, India, Mr. Gopal Chandra Roy of Village Sodepore Bhola Bazaar, P.O. Indrapuri Madh, District 24 Parganas(N), West Bengal, India, Mr. Ashok Gayen P.O. & Village Andharnanike, P.S. Bishnupur, 24 Parganas (S) West Bengal, India, Mr. Mangal Sabat, Kutapur, P.O. Kanhei Bindha, Via Betada, Dist. Balasore, Orissa, India and Netguru India Pvt. Ltd., a company incorporated under the Indian Companies Act having its principal office at E2-4, Block GP, Sector V, Calcutta-700 091, India (hereinafter called the Indian Shareholders which expression unless contrary to the context hereof shall include their successors, legal representatives and permitted assigns) of the SECOND PART.

         WHEREAS:

         (a) NetGuru Inc., U.S.A. is a leading provider of internet related services in U.S.A. and other countries.

         (b) Indian Shareholders have a company Interra Global Limited (the Company) incorporated under the laws of India and has procured a license for running and operation of Internet Service Provider (ISP) business from Department of Telecommunications, Government of India.

         (c) Indian Shareholders presently hold 100% of equity consisting of 100,000 equity shares of INR. Ten each fully paid up to the company as under:

                   NAME OF SHAREHOLDERS                         NUMBER OF SHARES

Anup Das                                                             99,730

Netguru India Pvt. Ltd.                                               100

Ms. Panchami Sarkar, Mr. Prasenjit Das, Mr. Subhasis Nath,            170
Mr. Prabir Kr. Sarkar, Ms. Shjila Bose, Mr. Kalyan Niyogi,
Mr. Chandrachur Niyogi, Ms. Ila Niyogi, Mr. N K Agarwal,
Ms. Sudha Agarwal, Mr. Gurudas Sarkar, Mr. S B Sasmal, Mr.
Atal Das, Mr. Gopal Samanta, Mr. Gopal Chandra Roy, Mr.
Ashok Gayen and Mr. Mangal Sabat (holding 10 equity shares each)

Total                                                               100,000

         The individual shareholders holding total of 100 equity shares of the Company and NetGuru India Pvt. Ltd. have expressly authorized the Indian Shareholder Mr. Anup Das to enter into this agreement on their behalf.

         (d) The parties hereto have agreed to enter into a cooperation for conduct of the business of the Company as set out hereinafter.

         IN CONSIDERATION OF MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

                                   DEFINITIONS

         1. The "Company" shall mean Interra Global Limited incorporated under the Indian Companies Act, 1956 as per Registration No. 21-66409 of 1994 at Calcutta.

         2. "Shares" shall mean equity shares of the Company subscribed for and to be subscribed for by the parties hereto upon the terms thereof.

                                     SHARES

         3. The Company will have an initial Authorized Share Capital of INR 10,000,000 divided into 1,000,000 Equity Shares of INR 10 each. The initial Issued/Subscribed and Paid up Capital will be INR 1,960,790 divided into 196,079 Equity Shares of INR 10 each.

         4. Foreign Shareholders shall subscribe to and fully pay for 96,079 equity shares of INR 10 at a premium of INR 100 per share aggregating to INR 10,568,690 (Rupees ten million five hundred sixty-eight thousand six hundred ninety only) of the Company, the calls on the shares shall be made as the Board of the Company may decide taking into account the financial requirements of the Company and the shares to be subscribed by Foreign Shareholder being 49% of the total shares issued.

         5. After the above issue the capital structure of the Company shall be as under:

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             SHAREHOLDERS              NUMBER OF SHARES                AMOUNT
Foreign Shareholders                          96,079                     49%
Indian Shareholders                          100,000                     51%
                                             -------
Total                                        196,079                    100%
                                             =======

         6. Further shares of the Company shall be issued and the amount payable in respect thereof shall be called from time to time as may be decided, taking into account the financial requirements of the Company, by the Company's Board of Directors and/or General Body Meeting of the members, as may be necessary. Members of the Company shall be entitled to subscribe to such further shares in proportion to their existing holding of shares.

         7. Indian Shareholders have agreed that it shall allow the Foreign Shareholders to increase its shareholding stake up to 100% in the event the Government of the India permits higher shareholding by non-residents in the Company after due compliance with applicable rules and regulations as per fair value determined by Auditors of the Company.

         8. The parties shall not assign, pledge, mortgage, charge or otherwise encumber all or any equity shares in the Company held by them except with the prior consent of the other party.

         9. Both the parties would be entitled to initially subscribe or otherwise transfer or part with ownership in the Equity Share to one or more of associated entities after the consent of the other party. Mr. Anup Das has expressed his intention to transfer his holding to NetGuru India Pvt. Ltd. at later mutually convenient date to which the foreign shareholder has no objection.

         10. In case there is any change in the Shareholders as per the provisions of this agreement, the parties hereto agree that all new shareholders shall be bound by the provisions of this agreement and the interested party shall obtain an acknowledgment/agreement of their consent to this effect in advance from any such new shareholder(s).

                                    DIRECTORS

         11. The parties hereto agree that the number of Directors shall always be an even number and that the Directors shall be appointed by Indian Shareholders and Foreign Shareholders in equal number and the parties hereto shall vote accordingly.

         12. The Chairman and Managing Director shall be always be a nominee Director of the Foreign Shareholders.

         13. Minimum of three directors out of which at least one director nominated by the Foreign Shareholders shall be the quorum of all Board meetings. The decisions at the Board meeting without the presence of at least one director from the Foreign Shareholders throughout the meeting shall be null and void.

         14. The parties hereto agree that in case a Director dies, resigns or is otherwise removed prior to the completion of his term, then the respective party will take such other action as may be necessary to appoint or cause to be appointed, as replacement for such deceased, resigned or removed Director.

         15. The parties hereto agree that at all times during the effective period of this Agreement that the parties shall to cause their representatives on the Board of Directors of the Company to exercise their voting rights in consonance with and in compliance of the terms of this Agreement.

         16. Both the parties shall have the right to change their nominee directors on the Board at their discretion. Both parties shall support each other on the Board to get effected such appointment or change.

         17. Notices of all Board meeting shall be served to all directors at their specified address in India or overseas. Overseas director may at his discretion specify any address in India for receipt of Board meeting notices or any other intimations.

                     MUTUAL UNDERSTANDING ON CERTAIN MATTERS

         18. Foreign Shareholder has agreed to allow the Company to use its brand "netguru" for use of Company's ISP business in India and the Company shall continue to use the same till the subsistence of this agreement.

         19. The parties acknowledge that the netguru name is a valuable asset and it is agreed that the Company shall have the right to use name netguru for its services so long as the Foreign Shareholders hold at least 49% or any higher equity allowed by the Indian Government for non-residents in the Company.

         20. All decisions pertaining to following matters of the Company shall be taken only with the consent of at least one director representing Foreign Shareholders at the Board Meeting:

                  (i) Any change in the capital structure of the Company or to any issue of further shares (of whatever class) or the creation of any options or other rights to subscribe for, acquire or call for shares or redemption or purchase by the Company of Shares or a reduction in the share capital of the Company.

                  (ii) Alterations in the Memorandum and Articles of Association.

                  (iii) Approval, adoption and reviews of Company budgets.

                  (iv) Appointment or changes in any directors, additional director or alternate director.

                  (v) Appointment or changes of Chairman, Managing Director, whole time director or Executive Director.

                  (vi) Entering into any arrangements or agreement conferring sole rights to any third party.

                  (vii) Appointment or changes in the post of Chief operating officer or any other head of department or business unit.

                  (viii) Dissolve or liquidate, or sell, lease, transfer, mortgage or otherwise dispose of all or a substantial part of its business and assets and undertakings.

                  (ix) Merge or consolidate with another Company.

                  (x) Create, acquire or control, directly or indirectly, any subsidiary or make any substantial investment in any other Company or venture.

                  (xi) Acquisition of businesses, patent rights.

                  (xii) Give loans or stand guarantee or extend credit to any person, firm or Company.

                  (xiii) Grant any loans to any associate companies or any Director or any relative of director.

                  (xiv) Investment in any associate companies.

                  (xv) The entering into of (including amendments to) any license, distribution, management, marketing, technical agreement.

                  (xvi) The approval or disapproval of share transfers or allotment of shares.

                  (xvii) Use of any brand other than "netGuru" for its ISP services or any other businesses.

                  (xviii) A change in the corporate title of the Company.

                  (xix) To enter into any business other than Internet Service Provider and related activities.

                  (xx) Granting of powers of attorney except for matters in the ordinary course of business.

                  (xxi) To acquire or sell shares, debentures, bonds or any other financial instruments in any other Company.

                  (xxii) Entering into of any transactions/agreements with any associates, subsidiaries of the Indian Shareholders.

                  (xxiii) Any restructuring of its operations.

                  (xxiv) Appointment and/or any changes in Statutory Auditors.

                  (xxv) Entering into of any contract which is not in the ordinary course of business of the Company.

                  (xxvi) Change in the accounting period of the Company.

                  (xxvii) Delegation of authority or power by the Board to an individual, director or a committee of the Board.

                  (xxviii) To make a gift or donation exceeding INR 20,000.

                  (xxix) To issue bonus shares.

                  (xxx) To declare dividends.

                  (xxxi) To make any distribution out of capital profits or capital reserves including share premium account.

                  (xxxii) To frame and implement any Stock option scheme and any amendments thereof.

                  (xxxiii) Termination of any agreements.

                  (xxxiv) To file/withdraw suits by the company in any court of law.

                  (xxxv) To settle with debtors otherwise than in ordinary course of business.

                  (xxxvi) Any other matter having material impact on the business of the Company.

         Both the parties agree that authority for any of above mentioned activities shall always be exercised through a properly conducted Board meeting.

                                BOOKS AND RECORDS

         21. The Company shall give to each of the parties hereto and its representatives full opportunity, so long as such party is a shareholder of the Company, full access during normal business hours to all of the premises, physical properties, books, records and agreements of the Company, including the right to make copies of or abstracts from any such books, records and agreements.

         22. The Company shall have its accounts audited by an independent firm of qualified Chartered Accountants in accordance with the Indian Companies Act.

                                   TERMINATION

         23. In the event of either party committing a breach of any of the provisions of this Agreement, the other party shall, without prejudice to other rights and remedies available, have the right to terminate this Agreement, by giving the defaulting party a notice in writing, specifying, the nature of the default and the intention of termination unless such default is cured by the defaulting party within three weeks following receipt of the said notice. In the event of the termination of this agreement, the parties hereto shall endeavor in good faith to reach an agreement as to the treatment of the Company or for transfer of the stake to other party at fair value decided by Auditors of the Company and failing such agreement within 60 days after the date of termination or such extended time to which the parties hereto may agree, the Company shall be taken into liquidation after completion of all Commitments/contacts for work in hand as on the date of termination.

         24. In case either party shall be adjudged bankrupt or insolvent, or shall file a voluntary petition in any court in India/Overseas for bankruptcy or make an assignment for the benefit of its creditors or shall admit in writing its inability to pay or meet its debts as they mature or if a receiver of all or any substantial part of its property shall be appointed, this Agreement shall be terminated and the other party shall be entitled to purchase its shares in the Company at a fair value decided by Auditors of the Company.

         25. In the event of termination of this agreement, the Company and Indian Shareholders shall stop using the brand netguru or any other brand of the Foreign Shareholders immediately.

                                 NON-COMPETITION

         26. The Indian Shareholders undertake not to be involved in or allow any of their subsidiaries/affiliates/direct relatives to be involved in, any business which competes, directly or indirectly with Company in India during the currency of this Agreement.

         27. The Foreign Shareholders hereto undertake and agree not to associate or enter into any business in India which directly conflicts with the interests of the Company.

                                  MISCELLANEOUS

         28. This Agreement shall be governed by and construed in accordance with the Laws applicable in India.

         29. Any notices required or permitted to be given hereunder shall be in writing and sent by registered post postage prepaid and shall be addressed to the parties at the addresses mentioned in the beginning of this Agreement or such other addresses as either of the parties may from time to time designate by notice in writing to the other. Notice as provided herein shall be deemed to be served when received.

         30. Any dispute or difference or claim arising out of or in relation to this Agreement including the construction, validity, performance or breach thereof, which the parties hereto cannot settle by reaching a mutual understanding, shall be settled as per the provisions of Indian Arbitration & Reconciliation Act of 1996.

         31. Indian Shareholders and Foreign Shareholders shall obtain from the appropriate agencies of the Indian and U.S. Governments respectively all consents, approvals permissions or authorizations in form and substance satisfactory to both parties that may be required and necessary for the execution, delivery, performance and observance of all the provisions of this Agreement by the Company.

         32. In the event that such necessary approvals, licenses or validations are not obtained within one hundred eighty (180) days from the date of this Agreement and unless extension of the said period is agreed upon by Indian Shareholders and Foreign Shareholders, either party shall have the right to declare this Agreement null and void.

         33. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, provided, however, that in the event of either party seeking to enforce such invalid, illegal or unenforceable provision, the other party may terminate this Agreement by notice.

         34. No variation, amendment or revision of this agreement shall be valid or effective unless made by any one or more instruments, in writing, referring to this Agreement and signed by the parties hereto.

         35. Both the parties agree to take necessary steps for amending the Memorandum and Articles of Association of the Company to give affect to the provisions of this Agreement.

         IN WITNESS WHEREOF the parties hereto have here into set and subscribed their respective hands and seals the day and year first hereinabove written.

         For Foreign Shareholders



         /s/ Amrit K. Das
         ----------------

         (AMRIT K DAS)
         CHAIRMAN & CEO OF NETGURU INC., USA

         in the presence of R.S. Roy of 22700 Savi Ranch Parkway, Yorba Linda, CA 92887

         /s/ R.S. Roy
         ------------

         For Indian Shareholder



         /s/ Anup Das
         ------------

         (ANUP DAS)

         in the presence of Mr. Gurudas Sarkar of 67/6/1, College Road, Howrah 71103, India.


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